Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Jason Freuchtel - Director, Investor Relations
(205) 942-4292

HIBBETT REPORTS THIRD QUARTER RESULTS

•Q3 Comp Sales Increase of 13.0% Versus Fiscal 2021; Two-Year Comp Increase of 37.4%
•YTD Comp Sales Increase of 24.1% Versus Fiscal 2021; Two-Year Comp Increase of 51.9%
•Raises Full Year Comp Sales and Diluted EPS Guidance

BIRMINGHAM, Ala. (December 3, 2021) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its third quarter ended October 30, 2021, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Our business continued to experience positive momentum during the third quarter. Our focused strategy of providing a compelling assortment of highly coveted merchandise coupled with superior customer service and a best-in-class omni-channel platform led to increased traffic, a higher average ticket, and a greater number of items purchased per transaction. The revenue growth and strong profitability we have generated over the past two years provides us with a solid base to continue expanding our reach and will contribute to achieving our long-term goals.”

Mr. Longo continued, “Despite ongoing challenges in the supply chain, our inventory position improved significantly during the third quarter. We are very well-positioned for the holiday selling season and our vendor partners continue to recognize and appreciate our differentiated business model and our ability to provide an outstanding customer experience in underserved communities.”

Finally, Mr. Longo concluded, “The dedication and passion from team members throughout the company connects us to the communities we serve and is a critical element in navigating the dynamic retail environment we operate in. We remain focused on execution and continue to believe investments in our employees, stores, the online experience, distribution capabilities, and our vendor relationships position the Hibbett and City Gear brands to thrive in this ever-changing competitive landscape.”

Third Quarter Results

Net sales for the 13-week period ended October 30, 2021, increased 15.2% to $381.7 million compared with $331.4 million for the 13-week period ended October 31, 2020, and reflected a two-year increase of 38.6% compared to the $275.5 million for the 13-week period ended November 2, 2019. Compared to the 13-week period ended October 31, 2020, comparable sales increased 13.0%, as brick and mortar comparable sales increased 11.6% and e-commerce sales increased 22.3%. E-commerce represented 14.0% of total net sales for the 13-week period ended October 30, 2021, compared to 13.2% in the 13-week period ended October 31, 2020. On a two-year basis, comparable sales increased 37.4% versus the 13-week period ended November 2, 2019. Brick and mortar comparable sales increased 31.6% and e-commerce sales grew 84.2% over this two-year period. As a reminder, we believe sales in the 13-week period ended October 31, 2020, were positively impacted by market disruption, improved new customer retention, continued strength in omni-channel adoption, the availability of in-demand product, as well as stimulus payments. This year, we believe our increased market share, improved customer engagement, and availability of in-demand product were the primary drivers of our sales growth.

Gross margin was 36.3% of net sales for the 13-week period ended October 30, 2021, compared with 38.3% of net sales for the 13-week period ended October 31, 2020. The approximate 200 basis point decline was primarily driven

Exhibit 99.1
by increased freight and transportation costs, which more than offset leverage from store occupancy expenses. Excluding adjustments to our non-cash inventory valuation reserves in the prior year quarter, the gross margin of 36.3% for the 13-week period ended October 30, 2021 is comparable to the adjusted gross margin of 38.1% for the 13-week period ended October 31, 2020.

Store operating, selling and administrative (“SG&A”) expenses were 25.2% of net sales for the 13-week period ended October 30, 2021, compared with 26.1% of net sales for the 13-week period ended October 31, 2020. This decrease was primarily the result of leverage gained from the strong sales increase and improved labor management. Excluding certain City Gear acquisition and integration expenses that occurred last year, SG&A expenses of 25.2% of net sales for the 13-week period ended October 30, 2021, decreased by approximately 80 basis points from adjusted SG&A expenses of 26.0% of net sales for the 13-week period ended October 31, 2020.

Net income for the 13-week period ended October 30, 2021, was $25.2 million, or $1.68 per diluted share, compared with net income of $25.3 million, or $1.47 per diluted share, for the 13-week period ended October 31, 2020. As there were no adjustments in the third quarter of the current year, net income for the 13-week period ended October 30, 2021, was $25.2 million, or $1.68 per share, compared to adjusted net income for the 13-week period ended October 31, 2020, of $24.9 million, or $1.45 per diluted share.

For the 13-week period ended October 30, 2021, we opened seven new stores and closed one underperforming store, bringing the store base to 1,086 in 35 states.

We ended the third quarter of Fiscal 2022 with $29.7 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet. As of October 30, 2021, we had no debt outstanding and full availability under our $100.0 million secured credit facility.

Inventory at the end of the third quarter of Fiscal 2022 was $258.8 million, a 22.8% increase compared to the prior year third quarter.

Capital expenditures during the 13-week period ended October 30, 2021, were $23.1 million compared to $8.3 million in the 13-week period ended October 31, 2020. Current year capital expenditures were predominantly related to store initiatives including new store openings, relocations, expansions, remodels, and infrastructure upgrades.

During the 13-week period ended October 30, 2021, the Company repurchased 1.4 million shares of common stock under the Stock Repurchase Program (“Program”) for a total expenditure of $117.8 million. The Company also paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $3.7 million.

Fiscal Year-to-Date Results

Net sales for the 39-week period ended October 30, 2021, increased 25.4% to $1.31 billion compared with $1.04 billion for the 39-week period ended October 31, 2020, and increased 50.1% over two years from $871.2 million in the 39-week period ended November 2, 2019. Comparable sales increased 24.1% versus the 39-week period ended October 31, 2020. Brick and mortar comparable sales were up 29.6% and were nominally offset by a decline in e-commerce sales of 2.9%. E-commerce sales represented 12.8% of total sales in the 39-week period ended October 30, 2021, compared to 16.6% of total sales in the 39-week period ended October 31, 2020. Over two years, comparable sales increased 51.9% versus the 39-week period ended November 2, 2019. Brick and mortar comparable sales increased 45.4% and e-commerce sales grew 111.8% over this two-year period.

Gross margin was 39.1% of net sales for the 39-week period ended October 30, 2021, compared with 35.0% for the 39-week period ended October 31, 2020. Excluding adjustments to our non-cash inventory valuation reserves in the 39-week period ended October 31, 2020, the current year gross margin of 39.1% is comparable to the adjusted gross margin of 35.3% in the prior year.

SG&A expenses, including goodwill impairment in the prior year, were 21.5% of net sales for the 39-week period ended October 30, 2021, compared with 26.4% of net sales for the 39-week period ended October 31, 2020.

Exhibit 99.1
Excluding certain City Gear acquisition and integration expenses and pandemic related impairment and valuation costs that occurred in the 39-week period ended October 31, 2020, current year SG&A expenses of 21.5% of net sales reflected an improvement of approximately 110 basis points from adjusted SG&A expenses of 22.6% of net sales for the 39-week period ended October 31, 2020.

Net income for the 39-week period ended October 30, 2021, was $156.7 million, or $9.74 per diluted share, compared to $50.3 million, or $2.98 per diluted share, for the 39-week period ended October 31, 2020. As there were no adjustments to net income in the current year, net income for the 39-week period ended October 30, 2021, was $156.7 million, or $9.74 per diluted share, compared to adjusted net income of $80.2 million, or $4.74 per diluted share for the 39-week period ended October 31, 2020.

Capital expenditures during the 39-week period ended October 30, 2021, were $43.9 million compared to $20.8 million in the 39-week period ended October 31, 2020. The majority of the current year increase is related to store initiatives including new store openings, relocations, expansions, remodels, and infrastructure upgrades.

During the 39-week period ended October 30, 2021, the Company repurchased 3.0 million shares of common stock for a total expenditure of $241.5 million, including 45,245 shares acquired from holders of restricted stock unit awards to satisfy tax withholding requirements of $3.2 million.

Fiscal 2022 Outlook

Given the strong performance we have experienced year-to-date, we are updating our financial guidance for the fourth quarter of Fiscal 2022, which ends January 29, 2022. Continued uncertainty in the business environment related to changes in consumer spending habits and ongoing supply chain disruptions makes forecasting future results challenging, however, we are providing limited forward guidance regarding the remainder of our current fiscal year.

Our projected financial results for the fourth quarter of Fiscal 2022 are influenced by many factors, several of which are discussed below:
•We attracted new customers to our store locations and to our omni-channel platform in Fiscal 2021 due to pent-up demand, market disruption and government stimulus payments. Many of these new customers made repeat purchases. We expect to continue to attract and retain new customers in the future.
•Accelerating consumer adoption of e-commerce, which we believe is likely a permanent change, will continue to benefit our omni-channel business.
•Our strong vendor relationships allow us to meet customer demand for athletic-inspired fashion footwear, apparel and accessories both in-store and online.
•Other initiatives, including net low double digit unit store growth per brand, an improved in-store experience resulting from our store refresh program, increased speed to market via supply chain enhancements and an improved focus on our sales culture.

Specific items not factored into our outlook include further government stimulus payments, unannounced and/or unexpected market disruption, shifts in consumer spending habits, significant wage inflation, and other governmental actions that may impact the Federal minimum wage or corporate tax rates.

Based on the considerations above and our results year-to-date, we forecast the following GAAP results for the fourth quarter of Fiscal 2022:
•Comparable sales versus the prior year are expected to be in the positive high single-digits, which is an upward revision from our previous guidance and implies full-year comp sales percentage growth in the positive high teens.
•Gross margin is expected to be lower in the fourth quarter of Fiscal 2022 in relation to the fourth quarter of Fiscal 2021, but is expected to be favorable to both GAAP and adjusted Fiscal 2021 gross margin on a full year basis, which is consistent with previous guidance.

Exhibit 99.1
•SG&A is expected to decline as a percent of sales in the fourth quarter of Fiscal 2022 in comparison to the fourth quarter of Fiscal 2021 and is also anticipated to decline as a percent of sales in comparison to both GAAP and adjusted SG&A in Fiscal 2021 on a full-year basis, which is consistent with previous guidance.
•Diluted earnings per share in the range of $1.85 - $2.05 implies full-year earnings per share in the range of $11.70 - $11.90, which is an upward revision from our previous guidance.
•On a full-year basis, we expect an effective tax rate of approximately 24.0% and a weighted average diluted share count of approximately 15.7 million.

Non-GAAP results for the fourth quarter of Fiscal 2022 are not expected to materially differ from our GAAP results.

During the third quarter of Fiscal 2022, we continued to evaluate attractive investment opportunities for deploying our capital. For the full year of Fiscal 2022, we reiterate our plan to invest approximately $70.0 million of capital on attractive organic growth opportunities that we believe will lead to higher sales in addition to various infrastructure projects that will enhance our distribution and back-office efficiency in future periods. We believe that these growth opportunities will enhance the consumer experience both in stores and online and modernize our technology and processes. In addition to our capital expenditure plans, we intend to opportunistically allocate capital to share repurchases and remain dedicated to returning capital to our stockholders in the form of our regular quarterly dividend of $0.25 per share.

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 10:00 a.m. ET on Friday, December 3, 2021, to discuss third quarter results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,086 Hibbett and City Gear specialty stores located in 35 states nationwide. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures for both the 13-week period and 39-week period ended October 31, 2020, including adjusted net income, diluted earnings per share, gross margin, SG&A expenses, and operating income as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic and the acquisition of City Gear. Costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets, and lower of cost or net realizable value inventory reserve charges. The costs related to the acquisition of City Gear include change in valuation of the contingent earnout and professional fees. There were no non-GAAP financial measures for either the 13-week period or 39-week period ended October 30, 2021.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the

Exhibit 99.1
review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

Exhibit 99.1
Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our fourth quarter and Fiscal 2022 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events such as extreme weather, natural disasters or climate change; fluctuations in the costs of our products; acceleration of costs associated with the protection of the health of our employees and customers; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from an acquisition, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				39-Weeks Ended
	October 30, 2021		October 31, 2020		October 30, 2021		October 31, 2020
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$381,719		$331,383		$1,307,837		$1,042,827
Cost of goods sold	243,023	63.7%	204,347	61.7%	796,028	60.9%	678,047	65.0%
Gross margin	138,696	36.3%	127,036	38.3%	511,809	39.1%	364,780	35.0%
Store operating, selling and administrative expenses	96,324	25.2%	86,330	26.1%	281,328	21.5%	255,838	24.5%
Goodwill impairment	—	—%	—	—%	—	—%	19,661	1.9%
Depreciation and amortization	8,959	2.3%	7,541	2.3%	25,418	1.9%	21,895	2.1%
Operating income	33,413	8.8%	33,165	10.0%	205,063	15.7%	67,386	6.5%
Interest expense, net	64	—%	32	—%	191	—%	407	—%
Income before provision for income taxes	33,349	8.7%	33,133	10.0%	204,872	15.7%	66,979	6.4%
Provision for income taxes	8,157	2.1%	7,867	2.4%	48,218	3.7%	16,645	1.6%
Net income	$25,192	6.6%	$25,266	7.6%	$156,654	12.0%	$50,334	4.8%

Basic earnings per share	$1.75		$1.52		$10.13		$3.04
Diluted earnings per share	$1.68		$1.47		$9.74		$2.98

Weighted average shares:
Basic	14,362		16,572		15,460		16,551
Diluted	14,975		17,177		16,082		16,902

Percentages may not foot due to rounding.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 30, 2021	January 30, 2021	October 31, 2020
Assets
Cash and cash equivalents	$29,749	$209,290	$177,698
Inventories, net	258,839	202,038	210,857
Other current assets	35,750	28,472	23,565
Total current assets	324,338	439,800	412,120

Property and equipment, net	127,715	107,159	99,094
Operating right-of-use assets	232,847	216,224	220,141
Finance right-of-use assets, net	2,137	3,285	2,887
Tradename intangible asset	23,500	23,500	23,500
Deferred income taxes, net	11,188	14,625	15,750
Other noncurrent assets	3,517	3,573	3,910
Total assets	$725,242	$808,166	$777,402

Liabilities and Stockholders’ Investment
Accounts payable	$116,234	$107,215	$102,414
Operating lease obligations	61,643	58,613	60,533
Finance lease obligations	861	956	847
Accrued expenses	33,814	58,536	49,059
Total current liabilities	212,552	225,320	212,853

Long-term operating lease obligations	202,568	186,133	186,147
Long-term finance lease obligations	1,505	2,599	2,315
Other noncurrent liabilities	3,132	3,078	2,926
Stockholders’ investment	305,485	391,036	373,161
Total liabilities and stockholders’ investment	$725,242	$808,166	$777,402

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		39-Weeks Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Sales Information
Net sales increase	15.2%	20.3%	25.4%	19.7%
Comparable store sales increase	13.0%	21.2%	24.1%	22.0%

Store Count Information
Beginning of period	1,080	1,077	1,067	1,081
New stores opened	7	—	24	6
Rebranded stores	—	2	—	8
Stores closed	(1)	(5)	(5)	(21)
End of period	1,086	1,074	1,086	1,074

Estimated square footage at end of period (in thousands)	6,131	6,053

Balance Sheet Information
Average inventory per store	$238,342	$196,329

Share Repurchase Information
Shares purchased under our Program	1,427,314	—	2,953,860	428,018
Cost (in thousands)	$117,850	$—	$238,327	$9,748
Settlement of net share equity awards	—	—	45,245	34,956
Cost (in thousands)	$—	$—	$3,177	$483

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	13-Week Period Ended October 31, 2020
	GAAP Basis (As Reported)	Acquisition Costs(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$204,347	$—	$(693)	$205,040	61.9%
Gross margin	$127,036	$—	$(693)	$126,343	38.1%
Store operating, selling and administrative expense	$86,330	$232	$—	$86,098	26.0%
Operating income	$33,165	$232	$(693)	$32,704	9.9%
Provision for income taxes	$7,867	$55	$(164)	$7,758	2.3%
Net income	$25,266	$177	$(529)	$24,914	7.5%
Diluted earnings per share	$1.47	$0.01	$(0.03)	$1.45

1) Excluded acquisition and transition costs during the 13-weeks ended October 31, 2020, related to the acquisition of City Gear, LLC consist primarily of change in valuation of contingent earnout and accounting and professional fees.

2) Excluded costs during the 13-weeks ended October 31, 2020, related to the COVID-19 pandemic, consist of non-cash LCM reserve adjustments in cost of goods sold (COGS).

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	39-Week Period Ended October 31, 2020
	GAAP Basis (As Reported)	Acquisition Costs(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$678,047	$—	$3,043	$675,004	64.7%
Gross margin	$364,780	$—	$3,043	$367,823	35.3%
Store operating, selling and administrative expense	$255,838	$4,379	$15,743	$235,716	22.6%
Goodwill impairment	$19,661	$—	$19,661	$—	—%
Operating income	$67,386	$4,379	$38,447	$110,212	10.6%
Provision for income taxes	$16,645	$1,238	$11,738	$29,621	2.8%
Net income	$50,334	$3,141	$26,709	$80,184	7.7%
Diluted earnings per share	$2.98	$0.19	$1.58	$4.74

1) Excluded acquisition and transition costs during the 39-weeks ended October 31, 2020, related to the acquisition of City Gear, LLC consist primarily of change in valuation of contingent earnout and accounting and professional fees.

2) Excluded costs during the 39-weeks ended October 31, 2020, related to the COVID-19 pandemic, consist primarily of net non-cash LCM reserve charges in COGS and impairment costs (goodwill, tradename, and other assets) in SG&A.
End of Exhibit 99.1